Exhibit 3.5

CERTIFICATE OF INCORPORATION

OF

BERISFORD PROPERTY DEVELOPMENT (USA) LTD.

Under Section 402 of the

Business Corporation Law

The undersigned, being over the age of eighteen years, for the purpose of forming a corporation pursuant to section 402 of the Business Corporation Law of New York, does hereby certify:

1. The name of the corporation is:

BERISFORD PROPERTY DEVELOPMENT (USA) LTD.

2. The corporation is formed to engage in any lawful act or activity for which corporations may be organizes under the Business Corporation Law, provided that it is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

3. The office of the corporation is to be located in the County of New York, State of New York.

4. The aggregate number of shares the corporation shall have authority to issue is two hundred (200) shares, all of which are to be without par value.

5. The post office address within the State of New. York, to which the Secretary of State shall mail a copy of any process against the corporation served upon him is c/o Corporation Service Company, 80 State Street, Albany, New York 12207.

6. The name and address of the registered agent of the corporation are Corporation Service Company, 80 State Street, Albany, New York 12207. Said registered agent is to be the registered agent upon which process against the corporation may be served.

7. A director or officer of the corporation shall not, in the absence of fraud, be disqualified by his office from dealing with or contracting with the corporation as vendor, purchaser or otherwise. In the absence of fraud, no transaction, contract or act of the corporation, the board of directors, the executive committee of the board of directors, or any other duly constituted committee shall he void, voidable or affected by reason of the fact that any director or officer of the corporation, or any firm of which any director or officer of the corporation is a member, or any other corporation of which any director or officer or this corporation is an officer, director, or shareholder is in any way interested in the transaction, contract or act, if either:

(a) the fact-of such common directorship, officership, or financial or other interest is disclosed or known to the board of directors or the executive committee, and the board of directors or the executive committee approves the transaction, contract or act by a vote sufficient for such purposes without the-vote of such interested director, if any; provided that any such director may be counted in determining the presence of a quorum at any such meeting of the board of directors or the executive committee; or

(b) the fact of such common directorship, officership or financial or other interest is disclosed or known to the shareholders entitled to vote on the-transaction, contract or act, and the transaction, contract or act is approved by a vote of the shareholders entitled to vote thereon, whether or not the board of directors or the executive committee has approved the transaction, contract or act.

Any such transaction, contract or act which is ratified by a majority in interest of a quorum of the shareholders of the corporation having voting power at any annual or special meeting called for such purpose, shall, if such Common directorship, officership or financial or other interest is disclosed in the notice of meeting, be valid and as binding as though approved or ratified by every shareholder of the corporation, except as otherwise provided by the laws of the State of New York; provided, however, that any failure of the shareholders to approve or ratify such transaction, contract or act when submitted shall not be deemed in any way to invalidate the transaction, contract or act, nor to deprive the corporation, its directors or its officers of their right to proceed therewith.

8. The personal liability of the directors of the corporation is eliminated to the fullest extent permitted by the Business Corporation Law, as the same may be amended and supplemented.

9. The corporation shall, to the fullest extent permitted by the Business Corporation Law, as the same may be amended and supplemented, advance expenses to and indemnify any and all persons to whom said law-authorizes the corporation to provide such benefits from and against any and all judgments, fines, settlements, taxes, penalties, costs, charges and expenses, including attorneys’ fees. The foregoing provision, shall not be deemed exclusive of any other rights to which such person or persons may be entitled under any by-law, resolution or shareholders, resolution of directors, agreement or otherwise. The benefits of the foregoing provisions shall extend to the heirs and legal representatives of any person entitled to said benefits.